Exhibit 99

NEWS RELEASE	TRW Inc. 1900 Richmond Road Cleveland, OH 44124

For Immediate Release	Contact Judy Wilkinson or Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

Jay McCaffrey, TRW Media 216-291-7179

Ron Vargo, TRW Investors 216-291-7506

TRW SENDS LETTER TO NORTHROP GRUMMAN

Will Review Proposal Letter Promptly and in Orderly Manner

CLEVELAND, Feb. 26, 2002 — TRW Inc. (NYSE: TRW) today sent a letter to Kent Kresa,

Chairman of the Board and Chief Executive Officer, of Northrop Grumman Corporation (NYSE: NOC). The full text of the letter follows:

February 26, 2002

Mr. Kent Kresa Chairman of the Board and Chief Executive Officer Northrop Grumman Corporation 1840 Century Park East Los Angeles, CA 90067

Dear Mr. Kresa:

We received your letter on the evening of February 21, 2002, and note that it requests a response by February 27, 2002. In view of your request for a response by that date, we wanted to inform you of our needs and timing.

Our Board of Directors will address your letter promptly and in an orderly manner. In this regard, as is obviously necessary and appropriate, we have engaged financial and legal advisors to help us properly evaluate the situation. We will conduct Board discussions in the near future and will respond in a timely fashion, but it will not be before the close of business February 27, 2002.

Sincerely,

/s/ Philip A. Odeen Philip A. Odeen Non-executive Chairman	/s/ Kenneth W. Freeman Kenneth W. Freeman Lead Director

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets.

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